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                    November 8, 2021

       Thomas A. Kelly
       Chief Financial Officer
       Crown Holidings, Inc.
       770 Township Line Road
       Yardley, PA 19067-4232

                                                        Re: Crown Holidings,
Inc.
                                                            Form 10-K for the
Year Ended December 31, 2020
                                                            Form 8-K furnished
July 19, 2021
                                                            File No. 000-50189

       Dear Mr. Kelly:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing